Exhibit 99.1
Brekford Signs Definitive Agreement to Sell
its Vehicle Services Business to LB&B Associates
Consideration Includes $6.0 Million Plus 19.9% Equity Interest
HANOVER, MD / ACCESSWIRE / February 6, 2017 / Brekford Corp. (BFDI), a leading public safety and security technology service provider of fully integrated automated traffic safety enforcement ("ATSE") solutions, parking and traffic enforcement solutions, and an end-to-end suite of technology solutions for public safety vehicles and mobile workers, announced today that it has entered into a Contribution and Unit Purchase Agreement (the "Agreement") to sell an 80.1% stake in its vehicle services business to LB&B Associates Inc. ("LB&B"), headquartered in Columbia, Maryland. Proceeds from the sale will be used to retire all long-term debt of the Company, and provide growth capital for expansion of its ATSE business.
The transaction is expected to close on or before February 28, 2017, and is contingent upon LB&B obtaining financing and consent from its lender. On the closing date, the Company will contribute substantially all the assets and certain liabilities related to its law enforcement vehicle upfitting business to Global Public Safety, LLC ("GPS"), a newly formed limited liability company owned by Brekford. After contribution of the assets and liabilities, Brekford will sell 80.1% of the units of GPS to LB&B for $4 million in cash and a $2 million promissory note that will be secured by LB&B's GPS units. After the closing, Brekford will own 19.9% of the units of GPS as a minority member. A nonrefundable deposit of $250,000 was received by Brekford upon signing the Agreement.
"When we first announced the letter of intent with LB&B back in December, we felt strongly that this was an outstanding opportunity for both companies," commented Rod Hillman, President and COO of Brekford. "LB&B will bring significant resources and national expansion capabilities to what is already a leading public safety solutions business. Brekford shareholders will benefit from a continuing minority ownership in the upfitting business as well as new growth capital for the aggressive expansion of our ATSE business in the United States and Latin America."
The sale is in keeping with the letter of intent signed between Brekford and Keystone Solutions, Inc. ("Keystone") on December 6, 2016, with a condition to sell the vehicle upfitting business to a company with the resources to grow the business nationally. LB&B has been in business since 1992, and currently operates nationwide providing diversified services such as facilities management, transportation and distribution, security, simulation systems support and training, and base operations support for both federal government and private sector clients. Brekford's longstanding reputation as a leader in public safety technology solutions for law enforcement and government agencies will provide an excellent enhancement to LB&B's portfolio of services. Likewise, LB&B's logistics capabilities and nationwide footprint should enable it to expand the public safety upfitting business dramatically in the coming years.

"LB&B is excited to sign this agreement with Brekford, and we are looking forward to expanding Global Public Safety as a nationally recognized leader in vehicle upfitting for law enforcement and public safety agencies," said Rick Franz, Executive Senior Vice President and co-owner of LB&B. "We have a longstanding history of serving government agencies, and the acquisition of GPS will serve as a source of future growth. We also look forward to working with the Brekford and Keystone management teams both before and after their proposed merger is completed."
About Brekford Corp.
Brekford Corp. provides state-of-the art public safety technology and automated traffic enforcement solutions to municipalities, the U.S. military, various federal entities and other public safety agencies throughout the United States. Its services include automated speed and red light camera enforcement programs, parking enforcement solutions and an end-to-end suite of technology and equipment for public safety vehicle upfitting. Brekford's combination of upfitting services, cutting-edge technology, and automated traffic enforcement services offers a unique 360-degree solution for law enforcement agencies and municipalities.
The Company is headquartered in Hanover, Maryland, and its common stock is traded on the OTC Markets under the symbol "BFDI." Additional information on Brekford can be accessed online at www.brekford.com.
About LB&B Associates Inc.
LB&B Associates Inc. is a diversified services company operating in over twenty-five states, the District of Columbia, and overseas locations. Its services include facilities management, operations and maintenance, logistics support, simulation systems support and training, base operations support, and commercial support. More than 1,000 associates nationwide have provided a broad range of services to federal agencies, state governments, commercial businesses, the military, NATO, hospitals, churches, research centers, and educational facilities. Key customers include the U.S. Navy, Air Force, Army, Marine Corps, GSA, National Archives, CMS, and DHS.
LB&B is headquartered in Columbia, Maryland. Additional information can be accessed online at www.lbbassociates.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipate," "expect," "project," "intend," "plan," "believe," "target," "aim," "should," and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Forward-looking statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management's plans and assumptions are not realized; a reduction in industry profit margin; requirements or changes affecting the business in which we are engaged; our ability to successfully implement new strategies; operating hazards; competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; and the general volatility of the market prices of our securities and general economic conditions. Readers are referred to the documents filed by Brekford Corp. with the SEC, specifically the Company's most recent reports filed on Form 10-K and Forms 10-Q, which further identify important risks, trends and uncertainties which could cause actual results to differ materially from the forward-looking statements in this press release. Brekford Corp. expressly disclaims any obligation to update any forward-looking statements.
Company contact:
Rod Hillman, President and COO
(443) 557-0200
investors@brekford.com